Exhibit 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13D-1(k)1

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: May 7, 2010

By:	/s/ Alyn R. Holt Alyn R. Holt	By:	/s/ Alyn R. Holt Alyn R. Holt, Trustee Holt Charitable Remainder Unitrust u/a Dated 5/22/00
By:	/s/ Connie E. Holt Connie E. Holt	By:	/s/ Alyn R. Holt Alyn R. Holt, Trustee Alyn R. Holt Year 2001 Irrevocable Agreement of Trust u/a Dated 10/22/01
By:	/s/ Kristen Holt Thompson Kristen Holt Thompson	By:	/s/ Kristen Holt Thompson Kristen Holt Thompson, Trustee Alyn R. Holt Trust fbo Kristen Holt Thompson u/a 4/14/03
By:	/s/ Brian Thompson Brian Thompson